Exhibit 97

H&R BLOCK, INC.
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
1.Purpose. The purpose of this Policy is to describe certain circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to the Company Group. Each Executive Officer shall sign an acknowledgement or other agreement pursuant to which such Executive Officer will agree to be bound by, and comply with, this Policy.
2.Administration. This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Notwithstanding the foregoing, it is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or standards adopted by the SEC or the NYSE, and, to the extent this Policy is in any manner deemed inconsistent with such rules or standards, this Policy shall be treated as retroactively amended to be compliant with such rules or standards. Any determinations made by the Committee shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Committee is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee's responsibility and authority, and is authorized to retain or obtain the advice of any compensation consultant, legal counsel, or other advisor as the Committee deems appropriate in its discretion. Subject to any limitation at applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(a)“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, an out-of-period adjustment, in which an error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period, shall not constitute an Accounting Restatement.
(b)“Board” means the Board of Directors of the Company.
(c)“Clawback Eligible Incentive Compensation” means, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after appointment as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.

(d)“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years. For purposes of this Policy, a transition period between the last day of the Company's previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months will be deemed a completed fiscal year.
(e)“Committee” means the Compensation Committee of the Board.
(f)“Company” means H&R Block, Inc., a Missouri corporation.
(g)“Company Group” means the Company, together with each of its direct and indirect subsidiaries.
(h)“Effective Date” means October 2, 2023.
(i)“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For the avoidance of doubt, Erroneously Awarded Compensation does not include compensation Received prior to the Effective Date.
(j)“Executive Officer” means (i) each individual who is or was designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f); and (ii) such additional members of the Company’s senior leadership team as may be designated by the Committee. Executive Officer for purposes of this Policy includes, at a minimum, executive officers identified pursuant to 17 C.F.R. 229.401(b). Subsequent changes in an Executive Officer’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Erroneously Awarded Compensation pursuant to this Policy.
(k)“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (GAAP), and any other measure that is derived wholly or in part from such measure, including non-GAAP financial measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC. Stock price and total shareholder return shall, for purposes of this Policy, each be considered a Financial Reporting Measure.
(l)“Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(m)“NYSE” means the New York Stock Exchange.
(n)“Policy” means this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.
(o)“Received” means actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is achieved, even if the Incentive-based Compensation continues to be subject to the service-based vesting condition.
(p)“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
(q)“SEC” means the U.S. Securities and Exchange Commission.
4.Repayment of Erroneously Awarded Compensation.
(a)In the event of an Accounting Restatement, the Committee shall reasonably promptly determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. Recovery under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE).
(b)The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery, which methods of recovery need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the NYSE. To the extent that the Committee determines that any method of recovery (other than repayment by the Executive Officer in a lump sum in cash or property) is appropriate, the Company shall offer to enter into a repayment agreement (in a form reasonably acceptable to the Committee) with the Executive Officer. If the Executive Officer fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Executive Officer will be required to repay the Erroneously Awarded Compensation in a lump sum in cash. For the avoidance of doubt, except as set forth in Section 4(d) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
(c)To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due, the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate as may be determined by the Committee to recover such Erroneously Awarded Compensation from the applicable Executive Officer, which may include, by way of example, the forfeiture of unvested Incentive-based Compensation, the forfeiture of unvested time-based equity or cash incentive compensation awards, the forfeiture of benefits under a nonqualified deferred compensation plan, withholding of dividends, and the offset of all or a portion of the amount of the Erroneously Awarded Compensation against other compensation payable to the Executive Officer.
(d)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by this Section 4 if the following conditions are met and the Committee determines that recovery would be impracticable:
(i)The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts, and provided such documentation to the NYSE;
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and a copy of the opinion has been provided to the NYSE; or
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a)and regulations thereunder.
5.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by applicable SEC filings.
6.Indemnification Prohibition. No member of the Company Group shall be permitted to indemnify any Executive Officer or former Executive Officer against (a) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (b) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, the Company is prohibited from paying or reimbursing an Executive Officer for purchasing insurance to cover any such loss. No member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
7.Effective Date. This Policy shall be effective as of the Effective Date.
8.Amendment; Termination. The Committee may unilaterally amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 8 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
9.Other Recoupment Rights; No Additional Payments; Company Claims. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy and any such agreement may be unilaterally amended by the Company to comply with this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy or other provision in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.
10.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
11.Severability. The provisions of this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
12.Governing Law; Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Except to the extent preempted by federal law, the laws of the State of Missouri, as amended from time to time, shall govern the construction and application of this Policy. All references to statutory sections shall include the section so identified, as amended from time to time, or any other statute of similar import and all applicable rule and regulations promulgated thereunder.

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